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                                                                EXHIBIT 27(d)(4)

Inflation Agreement
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This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions.

What does this agreement provide?

Every three years while this agreement is in force, we will increase the face amount of your policy without evidence of insurability based on increases in the cost of living, as measured by increases in the Consumer Price Index (CPI). Your premium will also increase as described below.

What will the amount of the increase be?

The increase in the face amount of your policy will be the lesser of:

     (1) two times the increase in the CPI during the previous three years times the face amount of your policy, or
     (2)  $100,000.

The increase will be rounded to the next higher $500 of face amount.

If we are waiving the premiums on this policy because the insured is totally disabled, the maximum increase will be $50,000.

How is the increase in the cost of living determined?

We use the Consumer Price Index published by the United States Department of Labor for all urban households. If the composition, base, or method of computation of the Consumer Price Index is altered in any way which, in our opinion, makes the index inappropriate for this agreement, or if the publication of the Index is discontinued or delayed, we have the right to choose what we believe to be an appropriate standard, published or unpublished, as a substitute for the Consumer Price Index.

How do we calculate the increase in the CPI?

We calculate the increase in the CPI using the following formula:

     CPI 5 months before the date of the
     cost of living increase                  -1.00
     ----------------------------------------
     CPI 41 months before the date of the
     cost of living increase

When may the face amount be increased?

On the third policy anniversary and every third policy anniversary thereafter while this agreement is in force, we will determine whether your policy is eligible for a cost of living increase. We will increase the face amount of your policy if the following conditions are met:

     (1)  there has been an increase in the CPI, and
     (2) an annual base premium of at least $300 has been paid during each of the three years immediately preceding the policy anniversary.

The increase in the face amount will be effective as of the policy anniversary.

What will be the cost of the increase?

When we increase the face amount of this policy, the annual premium for this policy will also be increased by the same percent as the face amount increases.

The change in face amount and premium will be made by adjusting your policy and issuing a new page 1.

Are there any limitations?

Yes. Any adjustments will be subject to the Policy Adjustment provisions of your policy. If the premium increase does not satisfy the adjustment limitations, we will adjust the premium so that it satisfies those requirements.

Is evidence of insurability required?

No.

Do you have to accept an increase?

No. You may refuse any increase. If you refuse any increase before the insured has attained age 21, no increase will be offered until the insured attains age
21. If you refuse any increase after the insured has attained age 21, this agreement will terminate and no further increases will be offered under this agreement.

What is the cost for this agreement?

The annual premium for this agreement is shown on page 1. If this agreement terminates, the total annual premium for this policy will be reduced by the amount shown.

When does this agreement become incontestable?

Except for the nonpayment of premium, this agreement will be incontestable after it has been in force during the insured's lifetime for two years from the effective date of this agreement.

When does this agreement terminate?

This agreement will terminate on:

     (1)  the policy anniversary nearest the insured's 56th birthday; or
     (2) the date any premium due for this agreement remains unpaid at the end of the grace period; or

02-916 Inflation Agreement                      Minnesota Life Insurance Company

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     (3)  The date this policy becomes paid up; or
     (4)  the date this policy is surrendered or terminated; or
     (5)  the date we receive your written request to cancel this agreement; or
     (6) the date you refuse an increase in the face amount offered under this agreement, except if the insured has not attained age 21 on that date; or
     (7)  the date of the death of the insured.

This agreement is effective as of the original policy date of this policy unless a different effective date is shown on page 1.


   /s/  Dennis E. Prohofsky                         /s/  Robert L. Senkler
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          Secretary                                        President